EXHIBIT 23I
                         OPINION AND CONSENT OF COUNSEL

                           DAVID JONES & ASSOC., P.C.
                           4747 Research Forest Drive
                                Suite 180, # 303
                             The Woodlands, TX 77381
                              281-367-9409 (Phone)
                            281-367-8401 (Facsimile)



AMIDEX Funds, Inc.                                        June 9, 2000
555 North Lane, Suite 6160
Conshohocken, PA  19428

Dear Sirs:

As counsel to AMIDEX Funds, Inc. (the "Company"), a Maryland corporation operating as a registered investment management company, I have been asked to render my opinion with respect to the issuance of an indefinite number of shares of beneficial interest of the Company (the "Shares") representing proportionate interests in The ISDAQ Fund (the "Fund"). The Shares of the Fund are a series of the Trust consisting of one class of shares, the No-Load Class, all as more fully described in the Prospectus and Statement of Additional Information contained in the Registration Statement on Form N-1A, to which this opinion is an exhibit, to be filed with the Securities and Exchange Commission.

I have examined the Company's Articles of Incorporation, by-laws, the Prospectus and Statement of Additional Information contained in the Registration Statement, and such other documents, records and certificates as deemed necessary for the purposes of this opinion.

Based on the foregoing, I am of the opinion that the Shares, when issued, delivered and paid for in accordance with the terms of the Prospectus and Statement of Additional Information, will be legally issued, fully paid, and non-assessable by the Company. I also give my consent for the Company to included this opinion as an Exhibit to the Company's Registration Statement on Form N-1A.

Very Truly Yours,

/s/  David D. Jones

David D. Jones
Attorney & Counselor at Law